As filed with the Securities and Exchange Commission on July 1, 2021

Registration No. 333-238694
Registration No. 333-225313
Registration No. 333-221259
Registration No. 333-200160

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-238694
POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-225313
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-221259
POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-200160

UNDER
THE SECURITIES ACT OF 1933

PRA Health Sciences, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	46-3640387 (I.R.S. employer identification no.)

4130 ParkLake Avenue
Suite 400
Raleigh, NC 27612
(919) 786-8200
(Address of principal executive offices)

PRA Health Sciences Inc. 2020 Stock Incentive Plan
PRA Health Sciences Inc. 2018 Stock Incentive Plan
2017 Employee Stock Purchase Plan
PRA Health Sciences Inc. 2014 Omnibus Incentive Plan
2013 Stock Incentive Plan For Key Employees Of PRA Health Sciences, Inc. and its Subsidiaries
PRA Holdings, Inc. Equity Incentive Plan
PRA International 2004 Incentive Award Plan
Research Pharmaceutical Services, Inc. 2007 Equity Incentive Plan
Research Pharmaceutical Services, Inc. 2002 Equity Incentive Plan
(Full title of the plan(s))

PRA Health Sciences, Inc.
4130 ParkLake Avenue
Suite 400
Raleigh, NC 27612
(Name and address of agent for service)

(919) 786-8200
(Telephone number, including area code, of agent for service)

Copies to:

William M. Hartnett
Kimberly C. Petillo-Décossard
Ross E. Sturman
Cahill Gordon & Reindel LLP
32 Old Slip
New York, NY 10005
(212) 701-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

PRA Health Sciences, Inc., a Delaware corporation (the “Company”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all (i) shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), registered but unsold or otherwise unissued under each such Registration Statements as of the date hereof:

1.	Registration Statement No. 333-238694, filed with the SEC on May 26, 2020, registering 2,500,000 shares of Common Stock issuable pursuant to the PRA Health Sciences, Inc. 2020 Stock Incentive Plan;

2.
Registration Statement No. 333-225313, filed with the SEC on May 31, 2018, as amended on May 26, 2020, registering 2,000,000 shares of Common Stock issuable pursuant to the PRA Health Sciences, Inc. 2018 Stock Incentive Plan;

3.	Registration Statement No. 333-221259, filed with the SEC on November 1, 2017, registering 3,000,000 shares of Common Stock issuable pursuant to the 2017 Employee Stock Purchase Plan; and

4.
Registration Statement No. 333-200160, filed with the SEC on November 12, 2014, as amended on May 31, 2018, registering 10,188,260 shares of Common Stock issuable pursuant to the PRA Health Sciences, Inc. 2014 Omnibus Incentive Plan, the 2013 Stock Incentive Plan for Key Employees, the 2013 Stock Incentive Plan for Key Employees of PRA Health Sciences, Inc. and its Subsidiaries, the PRA Holdings, Inc. Equity Incentive Plan, PRA International 2004 Incentive Award Plan, the Research Pharmaceutical Services, Inc. 2007 Equity Incentive Plan, and the Research Pharmaceutical Services, Inc. 2002 Equity Incentive Plan.

On February 24, 2021, the Company entered into an Agreement and Plan of Merger (as it may be amended from time to time) (the “Merger Agreement”) with ICON plc (“ICON”), ICON US Holdings Inc., a wholly owned subsidiary of ICON (“US HoldCo”), and Indigo Merger Sub, Inc., a wholly owned subsidiary of ICON and US HoldCo (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a subsidiary of ICON and US HoldCo. The Merger became effective on July 1, 2021, upon the filing of the certificate of merger with the Secretary of State of the State of Delaware.

As a result of the Merger, the Company has terminated all offerings of its Common Stock pursuant to the Registration Statements.  In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of these Post-Effective Amendments, any Common Stock that had been registered but remain unsold at the termination of the offering, the Company hereby amends the Registration Statements to remove from registration all shares of Common Stock registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Raleigh, North Carolina on this 1st day of July, 2021.

PRA HEALTH SCIENCES, INC.

By:	/s/ Brendan Brennan
Brendan Brennan
Chief Financial Officer

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.